Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mullen Automotive Inc.

Brea, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 13, 2023, on the consolidated financial statements of Mullen Automotive Inc. at and for the years ended September 30, 2022 and 2021, which report is included in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on January 13, 2023. Our audit report includes an explanatory paragraph relating to Mullen Automotive Inc.’s ability to continue as a going concern.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

August 17, 2023